Exhibit 99.1

WASTE CONNECTIONS REPORTS THIRD QUARTER 2024 RESULTS AND RAISES FULL YEAR OUTLOOK

-	Better than expected third quarter results drive further increases to full year 2024 outlook
-	Revenue of $2.338 billion, up 13.3% year over year
-	Net income(a) of $308.0 million, and adjusted EBITDA(b) of $787.4 million, up 17.3% year over year
-	Adjusted EBITDA(b) margin of 33.7%, up 120 basis points year over year
-	Net income of $1.19 per share, and adjusted net income(b) of $1.35 per share
-	Year to date net cash provided by operating activities of $1.660 billion and adjusted free cash flow(b) of $1.044 billion
-	Increased regular quarterly dividend by 10.5%
-	On pace for acquisitions totaling over $700 million in annualized revenue, with an estimated rollover revenue contribution in 2025 of approximately 2%
-	Increased full year 2024 outlook to $8.9 billion of revenue, up $150 million from original outlook, with net income of $1.082 billion and adjusted EBITDA(b) of $2.91 billion, up $50 million from original outlook

TORONTO, ONTARIO, October 23, 2024 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the third quarter of 2024.

“We are extremely pleased by the strength of our operating and financial results in the period, positioning for another increase to our full year 2024 outlook, with momentum as we look ahead to 2025.  Solid waste growth led by 6.8% core pricing was supplemented by incremental acquisition contributions and 90 basis points sequential improvement in solid waste volumes during the period to drive results above expectations.  Solid operational execution enabled us to deliver adjusted EBITDA(b) margin of 33.7% in the third quarter, as expected, up 120 basis points year over year, overcoming margin dilution from acquisitions closed during the quarter and storm-related impacts at quarter-end,” said Ronald J. Mittelstaedt, President and Chief Executive Officer.

"Our results also reflect continued progress in employee retention, with voluntary turnover improving for the eighth consecutive quarter, bringing multi-year reductions to over 40%, as we continue to invest in our most important asset, our people,” continued Mr. Mittelstaedt.  “Further, we anticipate that our innovative approaches to drive continued improvement in employee engagement and retention should position us in 2025 for another year of above average underlying margin expansion in solid waste collection, transfer and disposal.  On that basis, we should be positioned for high single-digit adjusted EBITDA(b) growth in 2025 on expected mid to high single-digit revenue growth, including approximately 2% revenue carryover from a record amount of private company acquisition activity expected to be completed in 2024, with upside potential from additional acquisition activity.”

Mr. Mittelstaedt concluded, “As anticipated, the strength of our operating performance, free cash flow generation and balance sheet positioned us for another double-digit increase to our quarterly cash dividend, demonstrating once again the compatibility of funding our differentiated growth strategy and acquisition activity, along with an increasing return of capital to shareholders.”

Q3 2024 Results

Revenue in the third quarter totaled $2.338 billion, up from $2.065 billion in the year ago period. Operating income was $475.3 million, which included $8.1 million in transaction-related expenses and $3.0 million primarily from impairments and other operating items. This compares to operating income of $353.0 million in the third quarter of 2023 that included $59.2 million primarily in impairments and other operating items and transaction-related expenses. Net income in the third quarter was $308.0 million, or $1.19 per share on a diluted basis of 258.8 million shares. In the year ago period, the Company reported net income of $229.0 million, or $0.89 per share on a diluted basis of 258.2 million shares.

Adjusted net income(b) in the third quarter was $350.0 million, or $1.35 per diluted share, versus $303.1 million, or $1.17 per diluted share, in the prior year period.  Adjusted EBITDA(b) in the third quarter was $787.4 million, as compared to $671.2 million in the prior year period.  Adjusted net income, adjusted net income per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and acquisition-related items, as reflected in the detailed reconciliations in the attached tables.

Nine Months Year to Date Results

For the nine months ended September 30, 2024, revenue was $6.659 billion, up from $5.986 billion in the year ago period.  Operating income was $1.267 billion, which included $38.2 million primarily attributable to transaction-related expenses, impairments and other operating items and fair value changes to equity awards.  This compares to operating income in the prior year period of $1.012 billion, which included $91.3 million primarily attributable to impairments and other operating items, executive separation costs and transaction-related expenses.

Net income for the nine months ended September 30, 2024 was $813.6 million, or $3.15 per share on a diluted basis of 258.6 million shares.  In the year ago period, the Company reported net income of $636.0 million, or $2.46 per share on a diluted basis of 258.1 million shares.

Adjusted net income(b) for the nine months ended September 30, 2024 was $938.7 million, or $3.63 per diluted share, compared to $795.8 million, or $3.08 per diluted share, in the year ago period. Adjusted EBITDA(b) for the nine months ended September 30, 2024 was $2.170 billion, as compared to $1.867 billion in the prior year period.

Updated 2024 Outlook

Waste Connections also updated its outlook for 2024, which assumes no change in the current economic environment or underlying economic trends.  The Company’s outlook excludes any impact from additional acquisitions that may close during the year, and expensing of transaction-related items.  The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Certain components of the outlook for 2024 are subject to quarterly fluctuations.  See reconciliations in the attached tables.

-	Revenue is estimated to be approximately $8.9 billion, up $150 million from our original outlook.
-	Net income is estimated to be approximately $1.082 billion, and adjusted EBITDA(b) is estimated to be approximately $2.910 billion, up $50 million from our original outlook.
-	Capital expenditures are estimated to be approximately $1.150 billion, in line with our original outlook.
-	Net cash provided by operating activities is estimated to be approximately $2.342 billion, and adjusted free cash flow(b) is estimated to be approximately $1.200 billion, in line with our original outlook.

----------------------------------------------------------------------------------------------------------------------------------------------------

(a) All references to "Net income" refer to the financial statement line item "Net income attributable to Waste Connections"

(b) A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Q3 2024 Earnings Conference Call

Waste Connections will be hosting a conference call related to third quarter earnings on October 24th at 8:30 A.M. Eastern Time.  A live audio webcast of the conference call can be accessed by visiting investors.wasteconnections.com and selecting “News & Events” from the website menu. Alternatively, conference call participants can preregister by clicking here.  Registered participants will receive dial-in instructions and a personalized code for entry to the conference call.  A replay of the conference call will be available until October 31, 2024, by calling 877-344-7529 (within North America) or 412-317-0088 (international) and entering Passcode #1135108.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on October 24th, providing the Company's fourth quarter 2024 outlook for revenue, price plus volume growth for solid waste, and adjusted EBITDA(b).

About Waste Connections

Waste Connections (wasteconnections.com) is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, including by rail, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves approximately nine million residential, commercial and industrial customers in mostly exclusive and secondary markets across 46 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S. and Canada, as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation and focused on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety and enhancing employee engagement. Visit wasteconnections.com/sustainability for more information and updates on our progress towards targeted achievement.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 ("PSLRA"), including "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections' current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "expects," "estimate," "continue," "intends" or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2024 and 2025 financial results, outlook and related assumptions, and potential acquisition activity. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company's filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253 Joe Box / (832) 442-2153

maryannew@wasteconnections.com joe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND NINE months ended SEPTEMBER 30, 2023 and 2024

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended September 30,						Nine months ended September 30,
		2023			2024			2023			2024

Revenues			$2,064,744			$2,338,488			$5,986,342			$6,659,308
Operating expenses:
Cost of operations			1,204,603			1,344,079			3,548,893			3,866,932
Selling, general and administrative			196,316			222,526			606,367			672,110
Depreciation			214,966			248,473			632,347			712,392
Amortization of intangibles			39,405			45,170			117,740			129,584
Impairments and other operating items			56,477			2,897			69,201			11,441
Operating income			352,977			475,343			1,011,794			1,266,849

Interest expense			(69,016)			(83,520)			(204,914)			(244,385)
Interest income			2,833			3,331			6,886			9,391
Other income, net			5,372			4,904			8,346			12,727
Income before income tax provision			292,166			400,058			822,112			1,044,582

Income tax provision			(62,975)			(92,012)			(185,915)			(232,008)
Net income			229,191			308,046			636,197			812,574
Plus/(Less): Net loss (income) attributable to noncontrolling interests			(165)			-			(150)			1,003
Net income attributable to Waste Connections			$229,026			$308,046			$636,047			$813,577

Earnings per common share attributable to Waste Connections’ common shareholders:
Basic			$0.89			$1.19			$2.47			$3.15

Diluted			$0.89			$1.19			$2.46			$3.15

Shares used in the per share calculations:
Basic			257,633,703			258,023,661			257,535,408			257,939,935
Diluted			258,229,404			258,756,528			258,110,484			258,601,815

Cash dividends per common share			$0.255			$0.285			$0.765			$0.855

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2023	September 30, 2024
ASSETS
Current assets:
Cash and equivalents	$78,399	$115,265
Accounts receivable, net of allowance for credit losses of $23,553 and $23,660 at December 31, 2023 and September 30, 2024, respectively	856,953	990,896
Prepaid expenses and other current assets	206,433	248,971
Total current assets	1,141,785	1,355,132

Restricted cash	105,639	123,243
Restricted investments	70,350	79,455
Property and equipment, net	7,228,331	8,234,162
Operating lease right-of-use assets	261,782	311,717
Goodwill	7,404,400	7,922,757
Intangible assets, net	1,603,541	1,982,809
Other assets, net	100,048	86,089
Total assets	$17,915,876	$20,095,364
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$642,455	$706,284
Book overdraft	14,855	14,568
Deferred revenue	355,203	377,475
Accrued liabilities	521,428	552,741
Current portion of operating lease liabilities	32,533	39,618
Current portion of contingent consideration	94,996	55,474
Current portion of long-term debt and notes payable	26,462	7,873
Total current liabilities	1,687,932	1,754,033

Long-term portion of debt and notes payable	6,724,771	8,160,538
Long-term portion of operating lease liabilities	238,440	275,547
Long-term portion of contingent consideration	20,034	27,125
Deferred income taxes	1,022,480	1,099,369
Other long-term liabilities	524,438	517,297
Total liabilities	10,218,095	11,833,909
Commitments and contingencies
Equity:
Common shares: 257,659,921 shares issued and 257,600,479 shares outstanding at December 31, 2023; 258,062,086 shares issued and 258,009,392 shares outstanding at September 30, 2024	3,276,661	3,282,345
Additional paid-in capital	284,284	310,046
Accumulated other comprehensive loss	(9,826)	(64,950)
Treasury shares: 59,442 and 52,694 shares at December 31, 2023 and September 30, 2024, respectively	-	-
Retained earnings	4,141,690	4,734,014
Total Waste Connections’ equity	7,692,809	8,261,455
Noncontrolling interest in subsidiaries	4,972	-
Total equity	7,697,781	8,261,455
Total liabilities and equity	$17,915,876	$20,095,364

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

NINE months ended SEPTEMBER 30, 2023 and 2024

(Unaudited)

(in thousands of U.S. dollars)

	Nine months ended September 30,
	2023	2024
Cash flows from operating activities:
Net income	$636,197	$812,574
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from disposal of assets, impairments and other	37,470	934
Depreciation	632,347	712,392
Amortization of intangibles	117,740	129,584
Deferred income taxes, net of acquisitions	29,060	81,270
Current period provision for expected credit losses	13,363	12,681
Amortization of debt issuance costs	4,862	7,974
Share-based compensation	56,110	61,229
Interest accretion	14,827	27,733
Payment of contingent consideration recorded in earnings	-	(35,035)
Adjustments to contingent consideration	30,367	-
Other	(3,535)	(1,505)
Net change in operating assets and liabilities, net of acquisitions	2,068	(149,833)
Net cash provided by operating activities	1,570,876	1,659,998

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(573,185)	(2,010,274)
Capital expenditures for property and equipment	(615,554)	(659,302)
Proceeds from disposal of assets	8,678	5,633
Proceeds from sale of investment in noncontrolling interests	-	37,000
Other	(5,552)	(18,867)
Net cash used in investing activities	(1,185,613)	(2,645,810)

Cash flows from financing activities:
Proceeds from long-term debt	1,242,554	4,092,166
Principal payments on notes payable and long-term debt	(1,383,415)	(2,759,676)
Payment of contingent consideration recorded at acquisition date	(4,255)	(26,625)
Change in book overdraft	137	(287)
Payments for cash dividends	(196,815)	(221,253)
Tax withholdings related to net share settlements of equity-based compensation	(29,415)	(32,203)
Debt issuance costs	-	(13,449)
Proceeds from issuance of shares under employee share purchase plan	3,908	4,486
Proceeds from sale of common shares held in trust	765	1,198
Other	-	(4,000)
Net cash provided by (used in) financing activities	(366,536)	1,040,357

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,060)	(75)

Net increase in cash, cash equivalents and restricted cash	17,667	54,470
Cash, cash equivalents and restricted cash at beginning of period	181,364	184,038
Cash, cash equivalents and restricted cash at end of period	$199,031	$238,508

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three and nine month periods ended September 30, 2024:

	Three months ended September 30, 2024	Nine months ended September 30, 2024
Core Price	6.8%	7.2%
Surcharges	(0.3%)	(0.4%)
Volume	(1.9%)	(2.8%)
Recycling	1.0%	0.9%
Foreign Exchange Impact	(0.2%)	(0.2%)
Total	5.4%	4.7%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended September 30, 2023 and 2024:

	Three months ended September 30, 2023
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,512,745	$(4,742)	$1,508,003	73.0%
Solid Waste Disposal and Transfer	703,544	(285,292)	418,252	20.3%
Solid Waste Recycling	36,103	(988)	35,115	1.7%
E&P Waste Treatment, Recovery and Disposal	62,066	(3,561)	58,505	2.8%
Intermodal and Other	44,984	(115)	44,869	2.2%
Total	$2,359,442	$(294,698)	$2,064,744	100.0%

	Three months ended September 30, 2024
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,622,308	$(4,898)	$1,617,410	69.2%
Solid Waste Disposal and Transfer	776,928	(317,142)	459,786	19.6%
Solid Waste Recycling	69,748	(2,611)	67,137	2.9%
E&P Waste Treatment, Recovery and Disposal	154,202	(6,923)	147,279	6.3%
Intermodal and Other	47,341	(465)	46,876	2.0%
Total	$2,670,527	$(332,039)	$2,338,488	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three and nine month periods ended September 30, 2023 and 2024:

	Three months ended September 30,		Nine months ended September 30,
	2023	2024	2023	2024
Acquisitions, net	$102,908	$161,024	$356,301	$359,716

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and nine month periods ended September 30, 2023 and 2024:

	Three months ended September 30,		Nine months ended September 30,
	2023	2024	2023	2024
Cash Interest Paid	$73,563	$85,170	$191,055	$223,196
Cash Taxes Paid	74,510	81,235	125,550	164,615

Debt to Book Capitalization as of September 30, 2024: 50%

Internalization for the three months ended September 30, 2024: 57%

Days Sales Outstanding for the three months ended September 30, 2024: 39 (24 net of deferred revenue)

Share Information for the three months ended September 30, 2024:

Basic shares outstanding	258,023,661
Dilutive effect of equity-based awards	732,867
Diluted shares outstanding	258,756,528

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, plus or minus net income (loss) attributable to noncontrolling interests, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended September 30,		Nine months ended September 30,
	2023	2024	2023	2024
Net income attributable to Waste Connections	$229,026	$308,046	$636,047	$813,577
Plus/(Less): Net income (loss) attributable to noncontrolling interests	165	-	150	(1,003)
Plus: Income tax provision	62,975	92,012	185,915	232,008
Plus: Interest expense	69,016	83,520	204,914	244,385
Less: Interest income	(2,833)	(3,331)	(6,886)	(9,391)
Plus: Depreciation and amortization	254,371	293,643	750,087	841,976
Plus: Closure and post-closure accretion	4,609	7,387	13,696	22,879
Plus: Impairments and other operating items	56,477	2,897	69,201	11,441
Less: Other income, net	(5,372)	(4,904)	(8,346)	(12,727)
Adjustments:
Plus: Transaction-related expenses(a)	3,108	8,067	7,014	25,169
Plus/(Less): Fair value changes to equity awards(b)	(379)	99	65	1,602
Plus: Executive separation costs(c)	-	-	15,063	-
Adjusted EBITDA	$671,163	$787,436	$1,866,920	$2,169,916

As % of revenues	32.5%	33.7%	31.2%	32.6%

____________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.
(c)	Reflects the cash and non-cash components of severance expense associated with an executive departure.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a liquidity measure in the solid waste industry.  Waste Connections calculates adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to evaluate the liquidity of its business operations.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Three months ended September 30,		Nine months ended September 30,
	2023	2024	2023	2024
Net cash provided by operating activities	$554,164	$558,310	$1,570,876	$1,659,998
Plus/(Less): Change in book overdraft	371	(1,637)	137	(287)
Plus: Proceeds from disposal of assets	4,859	2,636	8,678	5,633
Less: Capital expenditures for property and equipment	(221,411)	(272,132)	(615,554)	(659,302)
Adjustments:
Payment of contingent consideration recorded in earnings(a)	-	35,035	-	35,035
Transaction-related expenses(b)	1,572	3,668	3,836	12,348
Executive separation costs(c)	-	-	1,686	1,670
Pre-existing Progressive Waste share-based grants(d)	-	39	841	1,170
Tax effect(e)	(231)	(9,643)	(1,221)	(12,556)
Adjusted free cash flow	$339,324	$316,276	$969,279	$1,043,709

As % of revenues	16.4%	13.5%	16.2%	15.7%

___________________________

(a)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(b)	Reflects the addback of acquisition-related transaction costs.
(c)	Reflects the cash component of severance expense associated with an executive departure.
(d)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(e)	The aggregate tax effect of footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as valuation measures in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended September 30,		Nine months ended September 30,
	2023	2024	2023	2024
Reported net income attributable to Waste Connections	$229,026	$308,046	$636,047	$813,577
Adjustments:
Amortization of intangibles(a)	39,405	45,170	117,740	129,584
Impairments and other operating items(b)	56,477	2,897	69,201	11,441
Transaction-related expenses(c)	3,108	8,067	7,014	25,169
Fair value changes to equity awards(d)	(379)	99	65	1,602
Executive separation costs(e)	-	-	15,063	-
Tax effect(f)	(24,586)	(14,275)	(49,356)	(42,655)
Adjusted net income attributable to Waste Connections	$303,051	$350,004	$795,774	$938,718
Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$0.89	$1.19	$2.46	$3.15
Adjusted net income	$1.17	$1.35	$3.08	$3.63

____________________________

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	Reflects the cash and non-cash components of severance expense associated with an executive departure.
(f)	The aggregate tax effect of the adjustments in footnotes (a) through (e) is calculated based on the applied tax rates for the respective periods.

UPDATED 2024 OUTLOOK

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

	Updated 2024 Outlook
	Estimates	Observation
Net income attributable to Waste Connections	$1,082,000
Less: Net loss attributable to noncontrolling interests (a)	(1,003)
Plus: Income tax provision (b)	313,518	Approximate 22.5% effective rate
Plus: Interest expense, net	317,000
Plus: Depreciation and Depletion	958,000	Approximately 10.8% of revenue
Plus: Amortization	185,000
Plus: Closure and post-closure accretion	30,000
Plus: Impairments and other operating items (a)	11,441
Less: Other income, net (a)	(12,727)
Adjustments: (a)
Plus: Transaction-related expenses	25,169
Plus: Fair value changes to equity awards	1,602
Adjusted EBITDA	$2,910,000	Approximately 32.7% of revenue

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(a)	Reflects amounts reported for the nine month period ended September 30, 2024, as shown on page 9.
(b)	Approximately 22.5% full year effective tax rate, including amounts reported for the nine month period ended September 30, 2024.

Reconciliation of Adjusted Free Cash Flow:

Updated 2024 Outlook
Net cash provided by operating activities	$2,342,022
Plus: Change in book overdraft (a)	(287)
Plus: Proceeds from disposal of assets (a)	5,633
Less: Capital expenditures for property and equipment	(1,150,000)
Adjustments: (a)
Transaction-related expenses	12,348
Executive separation costs	1,670
Pre-existing Progressive Waste share-based grants	1,170
Tax effect	(12,556)
Adjusted free cash flow	$1,200,000

As % of revenues	13.5%

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(a)Reflects amounts reported for the nine month period ended September 30, 2024, as shown on page 10.